Exhibit 10.7(a)

Execution Copy

LEASE

THIS LEASE made as of the 17 day of April, 2008, by and between CLEVELAND INDUSTRIAL PORTFOLIO, LLC, a Virginia limited liability company (the “Landlord”), and VIEWRAY INCORPORATED, a Delaware corporation (the “Tenant”).

WITNESSETH:

ARTICLE I

PREMISES

1.1 Premises. Landlord, in consideration of the rents to be paid and the covenants and agreements to be performed and observed by Tenant, does hereby lease unto Tenant, and Tenant does hereby lease and take from Landlord, the building (the “Building”) known as Broad Oak Building III and located at 2 Thermo Fisher Way, Oakwood, Ohio, on the real property (the “Land”) more particularly described in Exhibit “A” attached hereto and made a part hereof, to be leased in stages as set forth below. The Land and the Building are hereinafter sometimes jointly referred to as the “Property”. The portion of the Building being leased by Tenant hereunder from time to time (the “Premises”) shall vary in size as follows:

Lease Months	Square Footage
1 - 8	20,000
9 - 14	30,000
15 - 60	41,000

The initial 20,000 square foot and 30,000 square foot areas of the Building shall be as shown on the site plan attached hereto as Exhibit “B” and made a part hereof. The Premises are leased to Tenant together with all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining to the Property.

To the extent Tenant or its employees, agents or contractors are permitted by Landlord to enter upon the Property at any time prior to the Commencement Date, then Tenant shall be bound by all of the terms and conditions of this Lease, except for the obligation to pay Rent (defined below), which obligation shall commence as of the Commencement Date.

ARTICLE II

TERM

2.1 Term. The term of this Lease (the “Term” or “Lease Term”) shall be for a period of five (5) Lease Years (as hereinafter defined), commencing on the Commencement Date (as hereinafter defined) and ending on the last day of the Fifth (5th) Lease Year.

2.2 Commencement Date. The “Commencement Date” of this Lease shall be one (1) day after the Date of Delivery of Possession (as hereinafter defined).

2.3 Date of Delivery of Possession. Landlord shall use reasonable efforts to deliver the Premises to Tenant in the condition required by the succeeding sentence on or before the date that is 120 days after Landlord’s receives all building permits necessary to complete the Work (defined below) (the “Target Commencement Date”). The “Date of Delivery of Possession” shall be the day that Landlord delivers possession of the Premises to Tenant free and clear of all other tenants and occupants and with the Work substantially completed. The Work shall be deemed to be substantially complete on the date (the “Substantial Completion Date”) when (i) the Work has been completed in accordance with the Approved Specifications (as defined in Section 5.1) to the extent reasonably necessary to enable Tenant to fully conduct its business in the Premises and subject to completion of any punch list items as described in Section 5.2, and (ii) Landlord shall have obtained and delivered to Tenant a temporary or permanent certificate of occupancy for the Premises (in the case of a temporary certificate of occupancy, subject only to the punch list items described in Section 5.2). In no event shall Landlord be liable for any delay or failure to deliver the Premises, except that Tenant shall be entitled to one (1) day of free Fixed Rent for each day after the Target Commencement Date that Landlord fails to deliver the Premises to Tenant (other than as a result of force majeure or a Tenant Delay (as hereinafter defined)). In the event of any such delay, the “Commencement Date” shall be the date that Tenant is required to commence paying Fixed Rent hereunder, and the term of this Lease shall be extended accordingly. Notwithstanding the foregoing, if the Date of Delivery of Possession is actually delayed as a result of a Tenant Delay, then the Commencement Date shall be deemed to have occurred on the date it would have occurred but for such Tenant Delay. “Tenant Delay” shall mean any delay in the completion of the Work attributable to Tenant, including, without limitation (i) Tenant’s failure to meet any time deadlines specified herein, (ii) change orders requested by Tenant, (iii) the performance of any other work in the Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work, and/or (iv) any other act or omission of Tenant.

2.4 Lease Year. The first “Lease Year” shall be a period of twelve (12) calendar months from the Commencement Date, except that if the Commencement Date shall be other than the first day of a calendar month, the first Lease Year shall include the period from the Commencement Date to the end of the calendar month in which the Commencement Date occurs, plus the following twelve (12) calendar months. Each Lease Year after the first Lease Year shall be a successive period of twelve (12) consecutive calendar months.

ARTICLE III

RENT

3.1 Fixed Rent. Tenant agrees to pay to Landlord, without demand, notice or set-off, except as otherwise expressly provided in this Lease, fixed rent (the “Fixed Rent”) in fixed equal monthly installments on the first day of each and every calendar month during each Lease Year during the initial Term, in the amounts set forth below. Tenant shall elect, by delivering written notice to Landlord not later than one hundred eighty (180) days after Tenant shall have approved the Budget (defined below) (the “Election Date”), either “Option A” or “Option B” below. Prior to the Election Date and thereafter if Tenant fails to elect either “Option A” or “Option B”, the parties shall proceed under Option B.

3.1.1 Option A:

Lease Months	Annual Rent	Monthly Rent
1 - 8	$95,000.00	$7,916.67
9 - 14	$142,500.00	$11,875.00
15 - 24	$194,750.00	$16,229.17
25 - 60	$205,000.00	$17,083.33

3.1.2 Option B:

Under Option B, Fixed Rent will be calculated separately for the office space and warehouse space comprising the Premises, using a rate of $11.75 per square foot for office space and $5.75 per square foot for warehouse space. If Option B is selected by Tenant, then promptly after the amount of office and warehouse space is determined and the Date of Delivery of Possession has occurred, Landlord and Tenant shall enter into an amendment to this Lease setting forth the actual Commencement Date and Fixed Rent for the initial Term.

3.2 Security Deposit. Tenant agrees to deposit, within ten (10) business days after this Lease is signed by Landlord and Tenant, the sum of Sixteen Thousand Two Hundred Twenty-Nine and 17/100 Dollars ($16,229.17) (the “Security Deposit”), which sum Tenant agrees shall be for the purpose of securing the performance of Tenant’s obligations under this Lease and may be applied to any damages incurred by Landlord for any breach of any of the conditions or covenants of this Lease which continue beyond any applicable grace or cure period. Following any such application of the Security Deposit, Tenant shall pay to Landlord, within five (5) business days, the amount so applied in order to restore the Security Deposit to its original amount. Landlord shall be entitled to commingle the Security Deposit with Landlord’s other funds. Tenant shall be entitled to a refund of the Security Deposit from Landlord without interest after vacation of the Premises at the expiration of this Lease or any renewal thereof less any deductions authorized herein and without any prejudice to any future claims of Landlord for actual damages and/or rent in excess of the Security Deposit. Tenant shall have the option of providing the Security Deposit in the form of an irrevocable standby letter of credit, shall be (i) unconditional; (ii) irrevocable and otherwise in form reasonably acceptable to Landlord, issued by a financial institution reasonably acceptable to Landlord; and (iii) for multiple terms of one (1) year each in duration, renewed at least sixty (60) days prior to the expiration thereof, the entire term extending until the date which is sixty (60) days after the expiration of the Term, as the Term may be extended pursuant to the provisions of the Lease. If Landlord draws all or any portion of such letter of credit, then Tenant shall, upon demand but not more than five (5) business days after such drawing, cause the financial institution to reissue or supplement the Letter of Credit in the full amount of the Security Deposit.

In addition, not later than five (5) business days after Landlord and Tenant approve the Budget, Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Letter of Credit”), in an amount equal to the total amount of the approved Budget, which shall be security for the performance of the Work. The Letter of Credit shall be (i) unconditional; (ii) irrevocable and otherwise in form reasonably acceptable to Landlord, issued by a financial institution reasonably acceptable to Landlord; and (iii) for multiple terms of one (1) year each in duration renewed at least sixty (60) days prior to the expiration thereof, the entire term extending until the date which is sixty (60) days after the expiration of the Term, as the Term may be extended pursuant to the provisions of the Lease.

If Tenant elects Option A, then the Letter of Credit shall be reduced and terminated as set forth in Section 5.5 below.

If Tenant elects or is deemed to have elected Option B, then Tenant shall keep in place the Letter of Credit in its original amount. Provided Tenant is not then in default under the terms of this Lease beyond any applicable grace or cure period, upon each renewal of the Letter of Credit, Tenant shall be permitted to reduce the face amount of the Letter of Credit to an amount equal to the unamortized portion of the Construction Contribution (defined below) amortized on a straight line basis over five (5) years. Notwithstanding the foregoing, the Landlord shall be entitled to draw down the entire amount of the Letter of Credit, without any notice, at any time on or after the earlier of (i) the occurrence of a default by Tenant under this Lease continuing beyond any applicable grace or cure period; or (ii) the sixtieth (60th) day preceding the expiration date of the Letter of Credit in the event Tenant is required to and fails to replace the Letter of Credit to the extent required by the terms of this Lease,

3.3 Additional Charges. During the term of this Lease, Tenant shall pay, as “Additional Rent” (together with Fixed Rent, “Rent”), all (i) Taxes (as defined in Section 4.2 hereof) and (ii) Operating Expenses (as defined in Section 6.5 hereof) for the Premises. Landlord shall estimate the Taxes and Operating Expenses for the next succeeding calendar year, and Tenant shall pay to Landlord, together with the Fixed Rent, a sum equal to one-twelfth (1/12) of the estimated annual Taxes and Operating Expenses at the time each installment of Fixed Rent is due. At the end of each calendar year, Landlord shall adjust the estimated Taxes and Operating Expenses to reflect actual costs. At the time of such adjustment, Landlord shall provide Tenant with a written statement which enumerates in reasonable detail the basis for the computation of Taxes and Operating Expenses for the period in question. If such statement reflects additional sums due and owing to Landlord, Tenant shall pay the same in full within ten (10) days of receipt of such statement or with the next installment of rent due, whichever is later. If such statement reflects an overpayment by Tenant, said overpayment may be used to reduce the next month’s payment of Taxes and Operating Expenses.

Landlord shall permit Tenant, at Tenant’s expense and during normal business hours, but only one time with respect to any calendar year, to review and audit Landlord’s invoices and statements and supporting information relating to the Operating Expenses and Taxes for the applicable calendar year for the purpose of verifying the Operating Expenses and Tenant’s share thereof; provided that notice of Tenant’s desire to so review is given to Landlord not later than within one hundred twenty (120) days after Tenant receives an annual statement from Landlord, and provided that such review is thereafter commenced within sixty (60) days after the date of Tenant’s notice and completed within thirty (30) days after being commenced. If Tenant disputes the correctness of any such information, Tenant shall so notify Landlord in writing, specifying the respects in which the information is claimed to be incorrect. Tenant agrees that all information obtained from any such Operating Expenses review, including without limitation, the results of any Operating Expenses review shall be kept confidential by Tenant and shall not be disclosed to any other person or entity other than Tenant’s professional consultants, who shall likewise keep such information confidential. After conclusion of Tenant’s audit, (i) if the payments made by Tenant exceeded Tenant’s required payment, then unless Landlord disputes the results of such audit, Landlord shall reimburse Tenant such amount within thirty (30) days of receiving notice thereof from Tenant; but, if the required payments are greater than the payments (if any) made by Tenant, Tenant shall make payment to Landlord within thirty (30) days of such determination; and (ii) if it is determined that the total payable by Tenant hereunder has been overstated by more than five percent (5%), then Landlord shall also reimburse Tenant for the reasonable and actual, out-of-pocket third-party costs of Tenant’s audit, as Tenant’s sole remedy for such overstatement. If Landlord shall dispute the results of Tenant’s audit and the parties shall fail to resolve such dispute within thirty (30) days, then either party may elect to have the dispute arbitrated by an independent firm of certified public accountants mutually selected by Landlord and Tenant. The decision of such firm shall be conclusive or binding on Landlord and Tenant.

3.4 Net Lease. This Lease shall be deemed and construed to be a “Net Lease,” and Tenant shall pay to Landlord, absolutely net throughout the term of this Lease, the Fixed Rent, and other payments hereunder, except as expressly provided herein, free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or set-off, and under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder except as herein otherwise expressly set forth.

3.5 Place of Payment. All payments of Fixed Rent, and other payments required to be made to Landlord, shall be in lawful money of the United States of America and shall be paid to Landlord at its principal place of business stated on Page 1 of this Lease, or to such other person and/or at such other place as Landlord may designate from time to time in writing to Tenant.

3.6 Obligation to Pay Rent Absolute. Except as expressly provided in this Lease, no happening, event, occurrence or situation during the term of this Lease, whether foreseen or unforeseen, and however extraordinary, shall permit Tenant to quit or surrender the Premises or this Lease, or shall relieve Tenant from its liability to pay the full Fixed Rent and other charges under this Lease, or shall relieve Tenant from any of its other obligations under this Lease, and except as expressly provided herein, Tenant waives any rights now or hereafter conferred upon it by statute, proclamation, decree or order, or otherwise, to quit or surrender the Premises or this Lease, or any part thereof, or to any abatement, diminution, reduction or suspension of rent on account of any such event, happening, occurrence or situation.

3.7 Late Payment. If Tenant shall fail to pay any Fixed Rent or other charges due under this Lease within five (5) days after the same are due, on the second and any subsequent late payment in any Lease Year. Tenant shall pay a service charge equal to four percent (4%) of the amount due to reimburse Landlord for the administrative and related expenses and inconvenience of collecting and processing such late payments. In addition, after the expiration of the applicable grace period, all delinquent sums shall bear interest from the original due date therefor at an annual rate of interest (the “Default Rate”) equal to three percent (3%) in excess of the “prime rate” in effect on the date such amounts become due, as publicly announced in the “Money Rates” section of the Wall Street Journal (the “Prime Rate”); provided, however, if the

Wall Street Journal ceases to be published, or ceases publishing the “Prime Rate” in such section or a comparable section, or if the “Prime Rate” is no longer customarily used as an interest rate index, then Landlord shall select a reasonably comparable index for determining the interest rate payable as permitted above. In no event shall Tenant be obligated to pay interest beyond the maximum rate permitted by law. Any payment by Tenant or acceptance by Landlord of a check for a lesser amount than shall be due from Tenant to Landlord shall be treated as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment-in-full shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

3.8 Renewal Option. Landlord hereby grants to Tenant, and Tenant shall have, the right and option to extend the Term of this Lease for one (1) period of five (5) years (the “Renewal Term”). The Renewal Term shall commence upon the day next following the last day of the initial Term. Tenant shall notify Landlord in writing of its election to extend this Lease for the Renewal Term not less than six (6) months prior to the expiration of the initial Term, time being of the essence with respect to such notification. Notice thereof shall be deemed sufficient if given in the manner hereinafter provided. If Landlord does not receive such written notice as and when required herein, the Renewal Term shall terminate and be of no further force or effect, and this Lease shall expire as of the then-scheduled expiration date. The Renewal Term shall be upon all of the terms, covenants and conditions of this Lease, except that the Fixed Rent shall be increased by adding the CPI Adjustment Amount (defined below) to the then-current Fixed Rent. The “CPI Adjustment Amount” is calculated by multiplying the Fixed Rent payable for the last year of the initial Term by a ratio, the numerator of which is the Consumer Price Index for All Urban Consumers, Cleveland-Akron, All Items (1982-1984=100) published by the Bureau of Labor Statistics of the United States Department of Labor (the “Index”) on the date nearest the commencement date of the Renewal Term, and the denominator of which is the Index as of the first day of the third Lease Year. If, during the Lease Term the Bureau of Labor Statistics ceases to maintain the Index, then such other index or standard as will most nearly accomplish the aim or purpose of the Index shall be used in determining the amount of any such adjustment. Notwithstanding the foregoing, Tenant shall have no right to renew this Lease if, either at the time Tenant notifies Landlord of its election to extend this Lease or upon the commencement date of the Renewal Term, Tenant is in default hereunder beyond any applicable grace or cure period.

ARTICLE IV

TAXES

4.1 Personal Property Taxes. Tenant shall be liable for and shall pay all taxes levied against personal property and trade fixtures placed by Tenant in and upon the Premises.

4.2 Real Estate Taxes.

4.2.1 Tenant shall pay, as Additional Rent, all Taxes levied or assessed against the Premises during the term hereof. Tenant shall pay all of such Taxes to Landlord as provided in Section 3.3 hereof.

4.2.2 For purposes of this Lease, the term “Taxes” shall include (i) all real estate taxes, general or special assessments, water and sewer rents and other governmental impositions imposed upon or against the Premises, of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen and unforeseen, and each and every installment thereof, which shall or may during the term of this Lease be levied, assessed or imposed upon or against the Premises; (ii) any tax and/or assessment of any kind or nature upon or measured by or with respect to the rentals payable by Tenant hereunder, either by way of substitution for or in addition to all or any part of the real estate taxes and assessments levied or assessed against the Premises; and (iii) any costs, expenses and attorneys’ fees incurred by Landlord in good faith in connection with the negotiation of a reduction in the assessed value of the Land and/or Building or any protest or contest of the Taxes described in clauses (i) or (ii) above. Taxes shall not include any franchise, income, estate, inheritance or profit tax, and capital levy or excise taxes.

4.2.3 Landlord and Tenant acknowledge and agree that Taxes are payable in arrears. Without limiting the foregoing, Landlord and Tenant agree that Taxes due and payable during the Term shall be deemed to relate to the Term even though they may in fact relate in whole or in part to a period of time pre-dating the Term, and therefore, Tenant shall pay all Taxes that are due and payable during the Term (even though such Taxes may in whole or in part relate to a period pre-dating the Term) and Tenant shall not be responsible for paying any Taxes due and payable after the Term, even though such Taxes may relate to a period of time falling within the Term.

4.2.4 Landlord agrees that Tenant shall have the right to seek abatement of taxes and enter into such agreements with governmental authorities as Tenant deems necessary with respect to the payment of taxes, which agreement, if relating to taxes assessed against the Premises or the Property, shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, provided such agreement does not impose any additional costs on Landlord.

ARTICLE V

CONDITION OF PREMISES

5.1 Delivery. Tenant acknowledges that, except as otherwise provided herein, Landlord and its agents and employees have made no representations or warranties of any kind with respect to the Premises and/or the physical condition thereof, and none shall be implied at law. Notwithstanding the foregoing, in no event shall Tenant be deemed to have assumed, or be responsible or liable for, any condition existing on the Commencement Date which is or constitutes a violation of, or noncompliance with, any law, rule or regulation applicable to the Property.

Landlord agrees, using the Construction Contribution and otherwise at Tenant’s sole cost and expense, to complete the improvements or other work required for Tenant’s use and occupancy of the Premises (the “Work”) in accordance with the following provisions. Accordingly, Landlord has agreed that Landlord shall supervise and manage the Work, subject to the terms of this Article V. Tenant shall reasonably cooperate with Landlord in the preparation of the drawings, plans and specifications with respect to the Work at the Premises for Landlord’s approval (the “Specifications”). Landlord shall cause the architect preparing the Specifications

(the “Architect”) to prepare and deliver the Specifications to Tenant not later than thirty (30) days after the date of this Lease, subject to Tenant Delays. Landlord and Tenant shall thereafter cooperate in good faith to finalize the Specifications, which shall be subject to the parties’ mutual approval, not to be unreasonably withheld or delayed. The Specifications as finally approved by Landlord are herein called the “Approved Specifications.” It is understood and agreed by Tenant that changes in Tenant’s Work, which may be necessary during construction of the Premises, shall not affect, invalidate or change this Lease or any of its terms and provisions, and that such changes shall be at Tenant’s sole cost and expense.

Landlord shall deliver to Tenant the following items in connection with the Work upon its receipt thereof: (i) a permanent and unconditional certificate of occupancy for the Premises, and (ii) copies of final lien waivers, from the general contractor and all subcontractors and material suppliers providing work or materials for the Work. In addition, within sixty (60) days after the Commencement Date or as soon as practicable thereafter, Landlord shall deliver to Tenant “as built” plans and specifications for the Premises.

If Landlord fails to substantially complete the Work within sixty (60) days after the Target Commencement Date (except as a result of force majeure or any Tenant Delay), then upon thirty (30) days prior written notice to Landlord, Tenant may elect to complete the Work (unless Landlord substantially completes the Work within such thirty (30) day notice period). In the event that Tenant undertakes and completes the Work, Tenant shall be entitled to reimbursement from Landlord for Tenant’s reasonable out-of-pocket costs (up to the amount of Landlord’s Construction Contribution (defined below), taking into account all amounts previously expended by Landlord) within thirty (30) days after Tenant’s written demand, together with copies of paid invoices or other reasonably acceptable evidence of such costs. If Landlord shall fail to pay any sum to Tenant as required herein, Tenant shall have the right to offset such sum against Fixed Rent, provided that (i) such offset shall not exceed twenty-five percent (25%) of Tenant’s monthly installments of Fixed Rent until paid, and (ii) if Landlord shall in good faith dispute the exercise of such rights by Tenant and/or the amount of which Tenant claims reimbursement herein, no such offset shall be permitted until such dispute is resolved.

5.2 Landlord to Serve as Construction Manager. Landlord shall supervise and manage the Work, and in exchange Tenant shall pay to Landlord a construction management fee in the amount of five percent (5%) of the total cost of the Work (the “Construction Management Fee”) as set forth in the Budget (defined below). The Construction Management Fee shall be paid to Landlord or deducted from the Construction Contribution in monthly installments as set forth herein. Failure of Landlord to deliver possession of the Premises within the time and in the condition provided for in this Lease shall not give rise to any claim for damages by Tenant against Landlord or against Landlord’s contractors, except as otherwise provided in this Lease. Tenant and Landlord shall conduct a walk-through of the Premises on or within ten (10) days prior to the Date of Delivery of Possession and shall prepare a punch list of any incomplete or defective items. If Tenant fails to schedule a walk-through on or prior to the Date of Delivery of Possession, then Tenant shall be deemed to have waived the right to require Landlord to perform any such punch list items. The Work, in accordance with the Approved Specifications, shall be deemed approved by Tenant at such time as Tenant accepts possession of the Premises, subject to completion of the punch list items identified by Tenant; provided however, notwithstanding the foregoing, Landlord shall warranty and guarantee the Work for a period of one (1) year after the Date of Delivery of Possession with regard to (i) any defects in workmanship or materials, (ii) any non-compliance of the Work with applicable Legal Requirements in effect as of the Date of Delivery of Possession, or (iii) any claim that the Work was not completed substantially in accordance with the Approved Specifications (collectively, a “Construction Defect”). Provided Landlord shall have received written notice from Tenant of any Construction Defect on or before the date which is one (1) year after the Date of Delivery of Possession, Landlord, at its expense, shall cause such Construction Defect to be corrected. Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any Construction Defect within 60 days thereafter.

5.3 Budget. Promptly following Landlord’s approval of the Specifications, Landlord shall submit the Approved Specifications for all required governmental approvals and shall prepare and deliver to Tenant a construction budget for the Work (the “Budget”). Tenant shall have the right to review and approve or disapprove the Budget within ten (10) business days of Tenant’s receipt of same from Landlord. The Budget shall be deemed to be approved by Tenant unless Tenant delivers written notice to Landlord within such ten (10) business day period after Tenant’s receipt of the Budget. If Tenant shall disapprove of the Budget, it shall notify Landlord of those specific items not approved and recommend any changes necessary for Tenant to approve the Budget, in which case Landlord and Tenant shall work together to arrive at or accept the Budget.

5.4 Landlord’s Construction Contribution. Tenant acknowledges and agrees that Landlord’s contribution toward the cost of the Work, including, without limitation, architectural fees, the Construction Management Fees and all hard and soft costs incurred in connection with the Work, shall not exceed the sum of $40.00 per square foot for office space and $5.00 per square foot for warehouse space (said maximum contribution of Landlord, being herein called the “Construction Contribution”). Solely for purposes of calculating the Construction Contribution, the percentage of office space shall not exceed 25% of the total square footage included in the Work. If the cost of the Work as reflected in the approved Budget exceeds the Construction Contribution, Tenant shall pay the amount of such excess to Landlord within thirty (30) days after completion of the Work.

5.5 Option A Reimbursement of Construction Contribution by Tenant. If Tenant elects Option A, then as of the date of such election, Tenant shall reimburse Landlord for the portion of the Construction Contribution incurred by Landlord to date, including, without limitation, architectural fees, Construction Management Fees, and all hard and soft costs incurred in connection with the Work (“Current Costs”); provided that Landlord shall provide Tenant with copies of paid invoices or other evidence reasonably satisfactory to Tenant evidencing such costs. Upon payment of the Current Costs, Tenant shall be permitted to reduce the face amount of the Letter of Credit by an amount equal to the Current Costs. Then, upon payment to Landlord of the remaining Construction Contribution and any other amounts payable by Tenant in connection with the Work (Landlord agreeing to provide Tenant with copies of paid invoices or other evidence reasonably satisfactory to Tenant evidencing such costs), Tenant shall be permitted to terminate the Letter of Credit.

5.6 Disputes. Any disagreement, which may arise between Landlord and Tenant with reference to the Work to be performed by either Landlord or Tenant shall, after good-faith negotiations between Landlord and Tenant, be resolved by arbitration in accordance with the prevailing Construction Arbitration Rules of the Arbitration Association, except that a single arbitrator shall decide all disputes.

ARTICLE VI

REPAIRS AND MAINTENANCE

6.1 Landlord’s Repairs and Maintenance. Landlord shall keep the foundation, outer walls, roof, structural portions of the Building, in good order, condition and repair, exclusive of glass and exterior doors (except that, subject to Section 12.3), and shall operate, manage and maintain all grounds, landscaping, parking facilities, common areas and other exterior areas of the Premises and the Property in good order, condition and repair and keep the same free and clear of snow and ice, in each case in accordance with all Legal Requirements (as hereinafter defined). Provided Tenant provides routine maintenance and repair of the heating, ventilating, and air conditioning systems servicing the Premises (“HVAC”) as required by Section 6.2 below, if the HVAC must be replaced, then the cost thereof shall be paid by Landlord and amortized over a ten (10) year period, with Tenant paying the annual amortized portion of such cost during the term of this Lease. Except as set forth above or as otherwise provided in this Lease, Landlord shall have no other obligation to maintain or repair the Premises or any portion thereof, or to furnish any services or facilities, or to make any alterations or improvements in the Premises. Subject to Section 12.3, the cost of repairs referenced in this Section 6.1 rendered necessary by the negligence or willful misconduct of Tenant or Tenant’s agents, employees, invitees or licensees or as a result of Tenant’s failure to use the Premises in accordance with the terms of this Lease, shall be reimbursed by Tenant to Landlord within thirty (30) days of Landlord’s written demand, to the extent not covered by the insurance required to be carried hereunder.

If any condition in the Building or Premises constitutes an imminent threat to Tenant’s electronic or computer equipment or inventory and is the Landlord’s responsibility under this Section 6.1, Landlord shall remedy such condition or cause such condition to be remedied promptly and in any event within two (2) days after receipt of notice thereof (whether or not from Tenant), and in the event Landlord fails to do so, Tenant may elect to take action hereunder immediately with simultaneous notice to Landlord of Tenant’s action and if Tenant reasonably believes an emergency to exist, Tenant shall endeavor to give Landlord advance notice, but if such notice is not reasonable under the circumstances, shall give notice to Landlord as soon as practicable thereafter. In the event that Tenant remedies such imminent threat, Tenant shall be entitled to reimbursement from Landlord for Tenant’s reasonable out-of-pocket costs within thirty (30) days of Tenant’s written demand, together with copies of paid invoices or other reasonably acceptable evidence of such costs. If Landlord shall fail to pay any sum to Tenant as required herein, Tenant shall have the right to offset such sum against Fixed Rent, provided that (i) such offset shall not exceed twenty-five percent (25%) of Tenant’s monthly installments of Fixed Rent until paid, and (ii) if Landlord shall in good faith dispute the exercise of such rights by Tenant and/or the amount of which Tenant claims reimbursement herein, no such offset shall be permitted until such dispute is resolved.

6.2 Tenant’s Repairs and Maintenance. Except as set forth in Section 6.1 hereof, at the sole cost and expense of Tenant and throughout the term of this Lease, Tenant shall keep and maintain the Premises in good order, condition, replacement and repair, in a clean, sanitary and safe condition in accordance with all Legal Requirements. All repairs made by Tenant shall be performed in a good and workmanlike manner, and all items that Tenant shall replace during the term of this Lease shall be of equal or better quality, type and style than the item being replaced. Tenant shall keep in full force and effect, at Tenant’s cost, a contract with a reputable heating contractor for not less than the quarterly inspection, maintenance, filter replacement, and repair of the HVAC. Tenant shall furnish a copy of said contract to Landlord within thirty (30) days upon execution of the Lease and make available inspection reports and maintenance records upon Landlord’s request. Tenant shall not permit any waste, damage or injury to the Premises. Tenant shall further keep the Premises clean and free of rubbish, rubble, debris, insects, rodents and other pests, except to the extent same are used in compliance with all applicable laws in connection with Tenant’s business operations. Tenant shall not do, order or cause any work to be done or installations to be made in, on or to the roof of the Premises without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld.

6.3 Tenant’s Alterations. Tenant shall not make any structural or exterior alterations, additions or improvements to the Building or any portion thereof or any alterations, additions or improvements which affect the systems of the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Except as provided in Article XI, upon the installation of any such alterations, additions, improvements or changes to the Premises, such items shall become the property of Landlord, and upon the expiration of this Lease, such items shall remain with the Premises, unless Landlord specifically identifies items for removal at the time of their installation, in which event Tenant, at its sole expense, shall remove such items. Tenant shall repair all damage caused by any such removal. All such alterations, additions, improvements and changes shall be done in accordance with all Legal Requirements in a good and workmanlike manner in accordance, where Landlord’s approval is required, with plans and specifications approved by Landlord prior to the commencement of any work. Tenant shall promptly repair any damage to the Premises caused by any such alterations, additions, improvements or changes.

6.4 Mechanics Liens. Tenant shall not suffer any mechanics’ lien to be filed against any portion of the Premises by reason of work, labor, services or materials performed or furnished to Tenant in connection with the Work or any alterations, additions, or improvements to the Premises by Tenant hereunder. If any such mechanics’ lien shall at any time be filed against the Premises, Tenant shall have the right to contest any and all such liens; provided, however, that Tenant shall cause the same to be discharged of record by payment, bond, order of a court of competent jurisdiction or otherwise within thirty (30) days after written notice from Landlord. If Tenant shall fail to cause such lien to be so discharged within such thirty (30) day period, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due or by bonding or other proceeding deemed appropriate by Landlord, and the amount so paid by Landlord and/or all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in procuring the discharge of such lien, together with interest thereon at the Default Rate from the date paid until repaid by Tenant to Landlord, shall be deemed to be Additional Rent and shall be due and payable by Tenant within ten (10) business days following demand by Landlord.

6.5 Operating Expenses. Throughout the term of this Lease, Tenant shall pay to Landlord, as additional rent, all Operating Expenses incurred by Landlord in the operation of the Premises. Tenant shall pay such Operating Expenses as provided in Section 3.3 hereof. Operating Expenses shall include, but not be limited to: costs of management; cleaning; trash removal; lighting; costs of repairing, maintaining and replacing the Building and all exterior areas of the Premises; including, without limitation, gutters, down spouts, snow removal, parking lot striping, painting, pointing of exterior walls and landscaping; providing security; providing public liability, property damage, fire and extended coverage and such other insurance as Landlord deems reasonably appropriate on the Building and the Premises; total compensation and benefits (including premiums for Workers’ Compensation and other insurance) paid to or on behalf of employees exclusively serving the Property; personal property taxes; supplies; fire protection and fire hydrant charges; water and sewer charges; utility charges; and licenses and permit fees. Any of the foregoing expenses which would be considered capital improvements under generally accepted accounting principles (“GAAP”) and which (1) are required to comply with Legal Requirements first enacted after the Commencement Date or (2) actually reduce Operating Expenses, shall be amortized on a straight line basis over the useful life of such improvement determined in accordance with GAAP and the annual amortized cost shall be included in Operating Expenses during the Term of this lease. Operating Expenses shall not include the following:

Operating Expenses shall not include the following:

(a) costs of items considered capital repairs, replacements, improvements and equipment under GAAP (“Capital Items”), except as expressly set forth above;

(b) rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems), which, if purchased (rather than rented) would constitute Capital Items specifically excluded under subsection (b) above;

(c) costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed by insurance proceeds

(d) depreciation, amortization and interest payments, as determined in accordance with GAAP;

(e) marketing costs; leasing commissions; attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments and the enforcement of leases; space planning costs and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(f) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis for comparable buildings;

(g) interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Land and any ground rent or other rent payable by Landlord to the holder of any ground lease;

(h) Landlord’s general corporate overhead and general and administrative expenses;

(i) advertising and promotional expenditures;

(j) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due;

(k) any management fees in excess of three percent (3%) of gross rent for the Premises;

(l) costs arising from the negligence or willful misconduct or fault of Landlord;

(m) any and all costs arising from the release of hazardous materials or substances (as defined by Legal Requirements in effect on the date the Lease is executed) in or about the Premises, the Building or the Project, in violation of applicable law including, without limitation, hazardous substances in the ground water or soil, which hazardous materials were placed in the Premises, the Building or the Project, prior to the Date of Delivery of Possession or which are placed in the Premises, the Building or the Project on or after the Date of Delivery of Possession by Landlord, its employees, agents or contractors;

(n) costs arising from Landlord’s charitable or political contributions;

(o) costs arising from any mandatory or voluntary special assessment on the Building by any transit authority or any other governmental entity having the authority to impose such assessment in connection with the initial construction of the Building;

(p) costs of attorneys’ fees, settlement judgments and other payments arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitration pertaining to the Landlord and/or the Building;

(q) costs arising from construction defects in the base shell of the Building constructed by Landlord;

(r) costs associated with the operation of the entity constituting Landlord, as distinguished from Building’s operation costs, including accounting and legal costs, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building’s operation, disputes of Landlord with Building’s management, or outside fees paid in connection with disputes with other tenants;

(s) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building;

(t) any entertainment, dining or travel expenses of Landlord for any purpose;

(u) any “finders fees,” brokerage commissions, job placement costs or job advertising cost;

(v) “in-house” legal fees:

(w) any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as Operating Expenses by comparable landlords of comparable buildings in Northeast, Ohio.

ARTICLE VII

COMPLIANCE WITH LAWS

Landlord represents and warrants to Tenant that Landlord has received no written notice of any uncured violation of any Legal Requirement. Tenant shall, at its own expense, comply with all Legal Requirements applicable to Tenant’s use and occupancy of the Premises, as are now or may subsequently be in effect during the Lease Term. Tenant shall pay directly to the proper agency all licenses, fees, and charges legally imposed upon the use of the Premises by the Tenant. As used herein, “Legal Requirements” shall mean all laws, ordinances, codes, rules and regulations of all applicable public authorities (including, without limitation, the Americans with Disabilities Act and all Environmental Laws), the rules, regulations and requirements of any fire rating organizations or rating bureaus. “Environmental Laws” shall mean any applicable local, state or federal statute, regulation, rule, policy, procedure, decision, order and directive promulgated thereunder now in effect with respect to environmental protection including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq, (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq. (“RCRA”), the Hazardous Materials Transportation Act, as amended; The Toxic Control Act, as amended; The Occupational Safety and Health Administration (“OSHA”), Hazard Communication Standard, C.F.R. Section 1910.1200 et seq.; the Solid Waste Amendments of 1984; the Superfund Amendments and the Reauthorization Act of 1986; the Clean Water Act; the Solid Waste Disposal Act, the Clean Air Act, as amended, and other federal or applicable state and municipal laws, policies or regulations now in effect concerning land use, zoning, water pollution, groundwater, filled wetlands protection, asbestos, petroleum products, air pollution, solid wastes, hazardous wastes, industrial waste, spills or other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety. Landlord makes no representation or warranty as to the compliance of the Premises with any Legal Requirements related to Tenant’s particular use of the Premises.

ARTICLE VIII

UTILITIES

Landlord represents and warrants to Tenant that water, gas, heat, electricity, sewer water, sewer, electric and natural gas conduits are stubbed to the Premises and are, subject to Tenant’s arranging for service with the applicable provider, in good working order and condition and otherwise sufficient to serve the Premises with such utilities. Tenant shall pay all charges for water, gas, heat, electricity, sewer and any other utility used upon or furnished to the Premises, and shall pay any and all connection fees in connection with such utilities. Tenant shall keep the Premises sufficiently heated to avoid the freezing or bursting of all pipes therein. The obligation of Tenant to pay for such utilities shall commence as of the Date of Delivery of Possession. Landlord shall not be liable in damages or otherwise, should the furnishing of such services by it to the Premises be interrupted by fire, accident, riot, strike, act of God or the making of necessary repairs or improvements or other causes, except to the extent caused by Landlord’s gross negligence or willful misconduct. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of: (i) any of the electrical conductors and equipment in or otherwise serving the Premises; or, (ii) the Building’s HVAC system. In order to insure that such capacity is not exceeded and to avert possible adverse effects upon the Building’s electric service, Tenant shall not, without Landlord’s prior written consent in each instance, make any alteration or addition to the electrical system of the Premises existing as of the Commencement Date, unless Tenant agrees to pay for the cost to upgrade the electrical service.

ARTICLE IX

USE

9.1 Use of Premises. Tenant shall use and occupy the Premises for purposes of research and development, warehousing, manufacturing, and general office purposes, and for uses ancillary or accessory thereto which are permitted under applicable laws.

9.2 Tenant’s Covenants. In addition to the other covenants of Tenant contained in this Lease, Tenant covenants and agrees as follows:

(a) Upon the expiration or termination of this Lease, Tenant shall remove its goods and effects and those of all persons claiming under it and shall yield up the same peaceably to Landlord in good order, repair and condition in all respects, except for reasonable wear and tear; provided, however, Tenant shall not be obligated to remove any fixtures or permanent improvements that are installed prior to the Commencement Date or that are part of the Work or installed by Tenant for its initial occupancy of the Premises;

(b) Tenant shall permit Landlord and its agents on reasonable prior notice and at reasonable times to examine the Premises and to show the Premises to prospective purchasers, mortgagees and/or (during the last 12 months of the Term) tenants and to make such repairs, alterations, additions and improvements in or to the Premises and/or in or to the Building or its facilities and equipment as Landlord is required or desires to make; provided, however, that Landlord shall use reasonable efforts to avoid disturbing Tenant, Tenant’s employees and Tenant’s business operations;

(c) Tenant shall use and occupy the Premises in a careful and safe manner and shall keep the Premises in a clean and safe condition in accordance with all Legal Requirements, and Tenant shall not permit the Premises to be used for any unlawful purpose, commit any waste thereof or commit any nuisance.

9.3 Operation of Tenant’s Business. Tenant shall procure and maintain such licenses or permits necessary to operate its business in the Premises. Tenant shall, at all times, comply with the terms and conditions of each such license or permit. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in any manner which would: (a) violate any Certificate of Occupancy for the Premises or for the Building; and (b) cause injury to the Building or any equipment, facilities or systems therein; or (c) impair the appearance of the Premises or the Building.

9.4 Parking Rights. Tenant shall have the exclusive right to use the parking facilities situated on the Property.

ARTICLE X

ASSIGNMENT AND SUBLETTING

10.1 Assignment and Subletting. Tenant shall not assign or transfer this Lease in whole or in part, nor sublet all or any part of the Premises, nor suffer or permit the occupation of all or any part thereof by any other party, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any assignment or transfer, whether by operation of law or otherwise, voluntary or involuntary, of a controlling interest in Tenant shall be deemed to be an assignment of this Lease within the meaning of this Section 10.1. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting.

10.2 Tenant’s Request for Consent. If Tenant requests Landlord’s consent to a specific assignment or subletting, Tenant will submit in writing to Landlord: (1) the name and address of the proposed assignee or subtenant; (2) a counterpart of the proposed agreement of assignment or sublease; (3) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; (4) financial information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant; and (5) any other information reasonably requested by Landlord. In addition, Tenant shall reimburse Landlord for reasonable out-of-pocket legal fees and expenses incurred in connection with Landlord’s review of such assignment or subletting.

10.3 Default by Tenant After Sublease. If the Premises or any part thereof be subleased or occupied by any person other than Tenant, then, in the event of Tenant’s default, Landlord may, and is hereby empowered at any time from and after the date Landlord shall be entitled to terminate the Lease, re-enter the Premises or dispossess Tenant under the provisions of Article XV below, to collect rent from such tenants, subtenants and occupants so long as such default or any other default shall continue, and to apply the same to the curing of any default hereunder in any order of priority Landlord may elect, and any unexpended balance shall be applied by Landlord against any rental obligations subsequently becoming due,

10.4 Assignee Becomes Liable. From and after the applicable date of assumption or succession, each and every assignee, whether as assignee or as successor-in-interest of any assignee of Tenant, including any purchaser of this Lease under a foreclosure of any mortgage, shall immediately be, become and remain liable for the payment of the Fixed Rent and other charges payable under this Lease, and for the due performance of every obligation on Tenant’s part to be performed through the term of this Lease, in each case arising or accruing thereafter, and each and every provision of this Lease applicable to Tenant shall also apply to and bind every such assignee and purchaser with the same force and effect as though such assignee or purchaser were the Tenant named in this Lease.

10.5 Tenant To Remain Liable. If at any time during the term of this Lease Tenant sublets all or any part of the Premises or assigns its interest in this Lease as provided herein, Tenant shall nevertheless remain fully liable under all the terms and conditions of this Lease.

10.6 Transactions Where No Consent is Required. Notwithstanding anything to the contrary contained in this Lease, Landlord’s consent to an assignment of this Lease or a subletting of all or any portion of the Premises to any entity controlling, controlled by or under common control with Tenant, or to any entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant, or by a transfer of ownership interests in Tenant, shall not be required, nor shall Tenant be obligated to pay any additional payments (including, without limitation, Net Profits (as hereinafter defined) to Landlord in connection with any such assignment or sublet, provided that in the case of an assignment, the surviving entity shall have a tangible net worth of at least $25,000,000 and that Tenant provides Landlord not less than fifteen (15) days prior notice of the effective date of such transfer. [Note - LL needs prior notice to confirm that no consent is required]

10.7 Distribution of Net Profits. In the event that Tenant assigns this Lease or sublets all or any portion of the Premises, Landlord shall receive 50% of any “Net Profits” (as hereinafter defined) and Tenant shall receive 50% of any Net Profits received by Tenant from any such assignment or subletting. The term “Net Profits” as used herein shall mean such portion of the Rent paid by such assignee or subtenant in excess of the Rent payable by Tenant under this Lease (or pro rata portion thereof in the event of a subletting) for the corresponding period, after deducting from such excess Rent all of Tenant’s documented reasonable costs associated with such assignment or subletting, including, without limitation, brokerage commissions, marketing costs, free rent, attorney fees and any costs incurred by Tenant to prepare or alter the Premises, or portion thereof, for the assignee or sublessee.

10.8 Tenant’s Financing. Tenant shall have the right to encumber its interest in the leasehold estate created by this Lease for the purpose of securing financing of its construction and business operations. Landlord agrees to execute such consents, waivers and agreements as Tenant’s lenders shall require in connection with such financing, in form reasonably acceptable to Landlord. Tenant shall reimburse Landlord for legal fees and expenses incurred by Landlord in connection with the review and negotiation of any such documents, in an amount not to exceed $1,000.

ARTICLE XI

FIXTURES

Except as provided in Section 6.3 hereof, all equipment and all other trade and light fixtures installed by or at the expense of Tenant (other than any fixtures originally installed by

Landlord in connection with the original construction of the Building or the Work), in or on the Building shall remain the property of Tenant and Tenant may, but shall not be obligated to, remove the same or any part thereof prior to the end of the term hereof, and provided that Tenant, at its sole cost and expense, shall make any repairs occasioned by such removal. Any equipment and all other trade and light fixtures not removed by Tenant prior to the expiration of the term may, at Landlord’s option, be deemed abandoned and become the property of Landlord.

ARTICLE XII

INSURANCE

12.1 Indemnity: Waiver.

12.1.1 Tenant shall indemnify and hold harmless Landlord from and against any and all fines, suits, proceedings, claims, demands and actions of any kind or nature of anyone whomsoever, including, without limitation, any accident, injury or damage to any person or property, arising out of, occasioned by or in any way connected with the occupation or use of the Premises by Tenant or anyone claiming by, through, or under Tenant, or arising out of the breach of any covenant or condition hereof to be performed on the part of Tenant, except to the extent any such fines, suits, claims, demands, etc. are caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors.

12.1.2 Landlord shall indemnify and hold harmless Tenant from and against any and all fines, suits, proceedings, claims, demands and actions of any kind or nature of anyone whomsoever, arising out of any accident, injury or damage to any person or property, and caused by Landlord or its agents or contractors.

12.1.3 Landlord shall not be responsible or liable for any damage or injury to any property, fixtures, merchandise or decorations or to any person or persons at any time on the Premises from steam, gas, electricity or from water, rain or snow, whether the same may leak into, issue or flow from any part of the Building on the Premises or from pipes or plumbing of the same, or from any other place or quarter, except to the extent caused by the negligence or willful misconduct of Landlord or its agents, subject to the Section 12.3; nor shall Landlord be in any way responsible or liable in case of any accident or injury including death to any of Tenant’s servants, employees, agents, or to any person or persons in or about the Premises, except to the extent caused by Landlord’s or its agents’ negligence or willful misconduct subject to Section 12.3.

12.2 Tenant’s Insurance. The policies carried by Tenant hereunder shall name Landlord (and Landlord’s mortgagee) as an additional insured, and such policies shall provide that no cancellation, reduction or other material changes therein shall be effective until at least thirty (30) days after mailing of written notice thereof to Landlord (and Landlord’s mortgagee). Each such policy, or a certificate thereof, shall be deposited with Landlord by Tenant not later than the date Tenant or its employees, agents or contractors first enter upon the Property, and prior to the expiration or termination of any such policies.

12.2.1 At all times during the Term, Tenant will carry and maintain, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to Landlord:

(a) Bodily injury and property damage liability insurance, with a combined single occurrence limit of not less than $1,000,000. All such insurance will be on an occurrence commercial general liability ISO standard form including without limitation, personal injury and contractual liability coverage for the performance by Tenant of its indemnity obligations under this Lease. Such insurance shall include waiver of subrogation rights in favor of Landlord and Landlord’s management company;

(b) Insurance covering all of Tenant’s furniture and fixtures, machinery, equipment, stock and any other personal property owned and used in Tenant’s business and found in, on or about the Premises, and any leasehold improvements to the Premises in excess of any initial build-out of the Premises by the Landlord, in an amount not less than the full replacement cost. Property forms will provide coverage on an open perils basis insuring against “all risks of direct physical loss.” All policy proceeds will be used, at Tenant’s election, for the repair or replacement of the property damaged or destroyed or otherwise at Tenant sees fit, however, if this Lease ceases under the provisions of Article XIII, Tenant will be entitled to any proceeds resulting from damage to Tenant’s furniture and fixtures, machinery and equipment, stock and any other personal property;

(c) Worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the state in which the Premises are located, including employer’s liability insurance in the limit of $1,000,000 aggregate. Such insurance shall include waiver of subrogation rights in favor of Landlord and Landlord’s management company;

(d) If Tenant operates owned, hired, or non-owned vehicles on the Premises, commercial automobile liability will be carried at a limit of liability not less than $1,000,000 combined bodily injury and property damage;

(e) Umbrella liability insurance in excess of the underlying coverage listed in paragraphs (a), (c) and (d) above, with limits of not less than $2,000,000 per occurrence/$2,000,000 aggregate;

(f) Loss of income and extra expense insurance and contingent business income insurance in amounts as will reimburse Tenant for direct or indirect loss of earning attributable to all perils insured against under the ISO Causes of Loss — Special Form Coverage, or attributable to prevention of access to the Premises as a result of such perils. Such insurance shall provide for an extended period of indemnity to be not less than twelve (12) months; and

(g) All insurance required under this Article II shall be issued by such good and reputable insurance companies qualified to do and doing business in the state in which the Premises are located and otherwise reasonably satisfactory to Landlord.

12.2.2 Landlord’s Insurance. Landlord will obtain and keep in force during the Term, property, rental or business interruption and commercial general liability insurance policies (or equivalent insurance policies), covering such risks, and in such amounts and with such deductibles, as are reasonable in accordance with the reasonable and prudent business judgment of the Landlord. Landlord’s insurance shall include, at a minimum property insurance on a “full replacement cost” basis, subject to commercially reasonable deductibles in such amount as to eliminate Landlord’s liability for co-insurance and all insurance carried by Landlord shall include, at a minimum, such coverages as are carried by landlords of comparable buildings. Landlord shall provide Tenant with a waiver of subrogation as required by Section 12.3. Landlord shall deliver to Tenant a certificate evidencing such insurance, which certificate shall name Tenant as an additional insured.

12.3 Waiver of Subrogation. Landlord and Tenant each waive and shall cause their respective insurance carriers to waive any and all rights to recover against the other or against the agents of such other party for any loss or damage to such waiving party (including deductible amounts) arising from any cause covered by any property insurance required to be carried by such party pursuant to this Article XII or any other property insurance actually carried by such party to the extent of the limits of such policy. Each of Landlord and Tenant, from time to time, will cause its respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Premises or the contents of the Premises. At Landlord’s request, Tenant agrees to cause all other occupants of the Premises claiming by, under or through Tenant, to execute and deliver to Landlord and Landlord’s management company such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

12.4 Certain Insurance Risks. Tenant will not do or permit to be done any act or thing upon the Premises which would jeopardize or be in conflict with fire insurance policies covering the Premises, and fixtures and property in the Premises, unless Tenant agrees to pay for the increased cost of any such fire insurance policies.

ARTICLE XIII

DAMAGE AND DESTRUCTION

13.1 Repair After Casualty.

13.1.1 If the Premises shall be destroyed or so injured by any cause as to be unfit, in whole or in part, for occupancy and such destruction or injury could reasonably be repaired within twelve (12) months from the date of such damage or destruction, then Tenant shall not be entitled to surrender possession of the Premises, but Tenant’s liability to pay rent under this Lease shall abate as set forth in Section 13.1.3 below. In the event of any such destruction or injury, Landlord shall proceed diligently and in good faith to restore the Premises to its former condition, taking into account the period of time required to adjust such loss with Landlord’s insurer.

13.1.2 If such destruction or injury cannot reasonably be repaired within twelve (12) months from the date of such damage or destruction, Landlord shall notify Tenant within sixty (60) days after the happening of such destruction or injury whether or not Landlord will repair or rebuild. If Landlord elects not to repair or rebuild, this Lease shall be terminated. If Landlord shall elect to repair or rebuild, Landlord shall specify the time within which such repairs or reconstruction will be completed, and Tenant shall have the option, exercisable within thirty (30) days after the receipt of such notice, to elect to terminate this Lease and any further liability hereunder. In the event Tenant elects not to terminate this Lease, Landlord shall proceed diligently and in good faith to restore the Premises to its former condition.

13.1.3 If after any damage or destruction, Tenant is deprived of the use of all or any part of the Premises, rent shall be equitably abated in accordance with the time during which and the extent to which Tenant is deprived of the use of the Premises.

13.2 Damage at End of Term. If the Premises and/or the Building are destroyed or damaged during the last year of the Term of this Lease to the extent of fifty percent (50%) or more of the then value of the Premises and/or the Building, then Landlord or Tenant shall have the right to cancel and terminate this Lease as of the date of such damage or destruction by giving notice thereof within thirty (30) days after the date of said damage or destruction.

ARTICLE XIV

CONDEMNATION

14.1 Total Taking. If the whole of the Premises shall be taken under power of eminent domain by any public or private authority, or conveyed by Landlord to said authority in lieu of such taking, then this Lease shall terminate as of the date of such taking.

14.2 Partial Taking. Either Landlord or Tenant may, at its election, terminate this Lease upon the occurrence of any condemnation, or conveyance in lieu of condemnation, which affects fifty percent (50%) or more of the floor area of the Premises and/or fifty percent (50%) or more of the floor area of the Building. Upon the occurrence of such event, the terminating party shall give the other notice of such election within thirty (30) days after receipt of notice of such pending condemnation. If either party fails to give the other such written notice within such thirty (30) day period, it shall be conclusively deemed to have elected not to terminate this Lease. Notwithstanding any termination of this Lease hereunder, Tenant, at its election, may continue to occupy the Premises, subject to the terms and provisions of this Lease, for the period between the date of such taking and the date when possession of the Premises shall be taken by the appropriate authority.

14.3 Restoration. If, upon any condemnation of the Premises and/or the Building this Lease is not terminated as set forth in this Article XIV, Landlord shall restore the Premises to an architectural unit as nearly like its condition prior to such taking as shall be practicable, and if after such taking, Tenant is deprived of the use of all or any part of the Premises, Fixed Rent shall be equitably abated in proportion to the time during which and the extent to which Tenant is deprived of the use of the Premises.

14.4 Cancellation. Notwithstanding anything to the contrary contained in this Article XIV, Landlord may cancel this Lease with no further liability to the other in the event that following a taking by condemnation or a right of eminent domain, Landlord’s mortgagee elects to require Landlord to apply the condemnation proceeds to repayment of the mortgage on the Premises.

14.5 The Award. All compensation awarded for any taking, whether for the whole or a portion of the Premises, shall be the sole property of Landlord whether such compensation shall be awarded for diminution in the value of or loss of the leasehold, or for diminution in the value of or loss of the fee, or otherwise, and Tenant hereby assigns to Landlord all of Tenant’s right and title to and interest in any and all such compensation; provided, however, Tenant shall have the right to pursue a separate claim in connection with any such condemnation in order to recover any loss of trade fixtures and/or moving expenses, provided that any such claim does not reduce any award payable to Landlord.

ARTICLE XV

EVENTS OF DEFAULT

15.1 Events of Default: Remedies. If Tenant shall at any time be in default in the payment of rental or any other charges hereunder or in the performance of any of the covenants of this Lease, and Tenant shall fail to remedy such default within (a) five (5) days after written notice from Landlord with respect to any monetary default, or (b) within thirty (30) days after receipt of written notice thereof if such default is non-monetary (but Tenant shall not be deemed in default if such default cannot reasonably be cured in thirty (30) days and Tenant commences to remedy such default within said thirty (30) day period and proceeds therewith with due diligence until completion); or if Tenant shall be adjudged a bankrupt or shall make an assignment for the benefit of creditors, or if a receiver of any property of Tenant in or upon the Premises be appointed in any action, suit or proceeding by or against Tenant and not removed within ninety (90) days after appointment; or if the interest of Tenant in the Premises shall be sold under execution or other legal process (except as otherwise permitted by Section 10.6); or if Tenant hereafter files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant and is not discharged within ninety (90) days; Landlord may, in addition to all other legal and equitable remedies, terminate this Lease, or without terminating this Lease, re-enter the Premises by summary proceedings, proceedings in forcible entry and detainer, eviction, or otherwise, and may dispossess Tenant.

15.2 Landlord’s Right to Re-let. If Landlord elects to terminate Tenant’s right to possession only without terminating this Lease as above provided, Landlord may remove from the Premises any and all property found therein and such repossession shall not release Tenant from Tenant’s obligation to pay the rental herein. After any such repossession by Landlord without termination of the Lease, Landlord may re-let the Premises or any part thereof to any person, firm or corporation and for such time and upon such terms as Landlord in Landlord’s sole discretion may determine. Landlord may make repairs, alterations and additions in and to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and Tenant, upon demand in writing, shall pay the reasonable cost thereof together with Landlord’s expenses of re-letting, including any commissions and attorneys’ fees relative thereto. If the rents collected by Landlord upon any such re-letting are not sufficient to pay monthly the full amount of the monthly rent and other charges reserved herein, together with the reasonable costs of such repairs, alterations, additions, redecorating, and expenses, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand in writing.

15.3 Damages. Tenant agrees to be liable for and to pay to Landlord (i) all rent and other charges and sums due under this Lease at the time of termination of this Lease or upon the termination of Tenant’s right of possession, as the case may be, for the period up to and including such termination and (ii) liquidated final damages equal to the difference between amount of the rent and all other charges and sums due under this Lease for the remainder of the Term and the then fair rental value of the Premises for the remainder of the Term, discounted to present value at four percent (4%) per annum, which damages shall be payable at such time as this Lease or Tenant’s right to possession is terminated. Such liability shall survive the termination of this Lease, the re-entry into the Premises by Landlord, and the commencement of the action to secure possession of the Premises. All amounts not paid to Landlord when due shall bear interest at the Default Rate.

15.4 Landlord’s Right to Remove Chattels. Any and all property which may be removed from the Premises by Landlord in accordance with the terms of this Lease may be handled, removed, stored or otherwise disposed of by Landlord at the risk and expense of Tenant, and Landlord in no event shall be responsible for the preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand in writing, any and all reasonable expenses incurred in connection with such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. If any property shall remain in the Premises or in the possession of Landlord and shall not be retaken by Tenant within a period of thirty (30) days from and after the time when the Premises are either abandoned by Tenant or repossessed by Landlord under the terms of this Lease, said property shall conclusively be deemed to have been forever abandoned by Tenant.

15.5 Condition of Premises. If this Lease be terminated for any reason whatsoever or if Landlord should re-enter the Premises as a result of any breach of Tenant hereunder without terminating the Lease, Tenant covenants, any other covenant herein to the contrary notwithstanding (except where this Lease is terminated following a casualty), that (a) the Premises shall then be in the condition required by all applicable provisions of this Lease, and (b) Tenant shall perform any covenant contained in this Lease for the making of any repair, improvement, alteration or betterment to the Premises or for restoring or rebuilding any part thereof. For the breach of either of the foregoing obligations Landlord shall be entitled to recover and Tenant shall pay forthwith, without notice or other action by Landlord, the then cost of performing such obligation(s), together with interest at the Default Rate.

15.6 Landlord’s Non-waiver. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such agreement, term, covenant, or condition. No agreement, term, covenant, or condition hereof to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. No surrender of the Premises shall be effected by Landlord’s acceptance of rent, or by Landlord’s acceptance of the keys of the Premises, or by any other means whatsoever, unless the same is evidenced by Landlord’s written agreement to accept surrender of the Premises; and if

Landlord does accept surrender of the Premises, Tenant’s obligations to pay rents and to perform the duties and provisions of this Lease required of Tenant hereunder shall not be released or terminated but shall continue for the remainder of the term of this Lease.

15.7 Waiver of Right to Redeem Premises. Tenant, for Tenant and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, to the extent permitted by law, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law, to redeem the Premises or to have a continuance of this Lease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

ARTICLE XVI

LANDLORD’S RIGHTS

16.1 Landlord’s Right to Perform. If Tenant shall default in the performance or observance of any agreement or condition in this Lease contained on its part to be performed or observed and shall not cure such default within any applicable cure period set forth herein, Landlord may, at its option, without waiving any claim for damages for breach of agreement, at any time thereafter cure such default for the account of Tenant, and any amount paid or any contractual liability incurred by Landlord in so doing shall be deemed paid or incurred for the account of Tenant and Tenant agrees to immediately reimburse Landlord therefor and save Landlord harmless therefrom; provided that Landlord may cure any such default as aforesaid prior to the expiration of said waiting period, without notice to Tenant, if any emergency situation exists, or after notice to Tenant, if the curing of such default prior to the expiration of said waiting period is reasonably necessary to protect the Premises or Landlord’s interest therein, or to prevent injury or damage to persons or property. If Tenant fails to reimburse Landlord upon demand for any amount paid for the account of Tenant hereunder, said amount (and all accrued interest thereon) shall be added to and become due as a part of the next payment of rent due hereunder, together with interest thereon at the Default Rate.

16.2 Remedies Cumulative. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. In the event of a default or threatened default by Tenant of any of the terms, provisions, covenants, conditions, rules and regulations of this Lease, Landlord shall have the right to injunction and the right to invoke any remedy permitted to Landlord in law or in equity.

ARTICLE XVII

SUBORDINATION

17.1 Waiver of Priority.

(a) At Tenant’s request, Landlord shall use commercially reasonable efforts to cause its lender to execute and deliver to Tenant a subordination, non-disturbance, and attornment agreement in a commercially reasonable form that is reasonably acceptable to Tenant within thirty (30) days after Tenant’s request therefor. Landlord reserves the right to demand from Tenant and Tenant agrees to execute and deliver to Landlord a written subordination of this Lease in favor of any mortgage loan, mortgage lien, or any refinancing or replacing of a mortgage loan that may become necessary or desirable to Landlord from time to time. Upon demand by Landlord for same, Tenant shall execute at any and all times such commercially reasonable instruments as may be requested by any such lending institution or prospective mortgagee in order to effectuate such subordination of Tenant’s lien. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust, Tenant shall attorn to the purchaser in any such foreclosure or sale and recognize such purchaser as landlord under this Lease. If Tenant shall fail to deliver any such subordination agreement or any estoppel certificate required under Section 21.6, with fifteen (15) days after Landlord’s request therefor, Tenant shall pay to Landlord, as additional rent, $100 per day for each day that Tenant is late in delivering such subordination agreement or estoppel certificate.

(b) It is a condition, however, to Tenant’s agreement to subordinate this Lease that Landlord shall procure from such lending institution (including Landlord’s existing mortgagee) or prospective mortgagee an agreement in writing providing in substance that so long as Tenant shall faithfully discharge its obligations under the this Lease, this Lease and Tenant’s rights hereunder shall not be adversely affected nor its tenancy disturbed as the result of any default under such mortgage.

17.2 Intentionally Deleted.

17.3 Landlord’s Default. Tenant agrees to deliver to any of Landlord’s mortgagees a copy of any notice of default served upon Landlord, provided that prior thereto Tenant has been notified, in writing, of the address of such mortgagees. Anything contained herein to the contrary notwithstanding, Tenant agrees that if Landlord shall fail to cure the default recited in such notice of default within the time provided for herein, then such mortgagees shall have an additional thirty (30) days within which to cure such default, provided, however, that if such default cannot be cured within said thirty (30) days, then such mortgagees shall have such additional time as may be necessary to cure such default, if within said thirty (30) days, such mortgagee shall have commenced and are diligently pursuing the cure of such default, (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure).

ARTICLE XVIII

SIGNS

Tenant shall not erect or install any ground, building, or roof signs except as permitted by Landlord, which such approval shall not be unreasonable withheld, conditioned or delayed. All signs installed by Tenant shall comply with all Legal Requirements and all necessary permits or licenses shall be obtained by Tenant. Tenant shall maintain all signs in good condition and repair at all times, and shall save Landlord harmless from injury to person or property, arising from the erection, installation, and maintenance of said signs. Upon vacating the Premises, Tenant shall remove all signs and repair all damage caused by such removal.

ARTICLE XIX

ENVIRONMENTAL

19.1 Investigation. Tenant acknowledges that Landlord has granted to Tenant the right, prior to the execution of this Lease, to conduct such other environmental investigations, tests and studies as Tenant may select, it being agreed and understood that Tenant accepts the environmental conditions of the Premises as is with all faults; provided however; that, notwithstanding the foregoing, Tenant shall not be responsible or liable for, or obligated to cure or remedy, any condition or violation of Environmental Laws existing as of the Commencement Date.

19.2 Hazardous Material. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept or used in or about the Premises by Tenant or its employees, agents, contractors, licensees or invitees, except for such Hazardous Material as is necessary for Tenant’s business. Any Hazardous Material permitted on the Premises as provided herein, and all containers therefor, shall be used, kept, stored and disposed of in a manner that complies with all Environmental Laws. Title to Hazardous Materials will remain and be stored or disposed of solely in Tenant’s name. Tenant shall not release, discharge, leak or emit or permit to be released, discharged, leaked or emitted, any material into the atmosphere, ground, ground water, surface water, storm or sanitary sewer system or any body of water, any Hazardous Material which may pollute or contaminate the same. Upon request by Landlord, Tenant shall disclose to Landlord the names and approximate amounts of all Hazardous Materials then stored by Tenant at the Premises or that Tenant intends to store, use or dispose of on the Premises.

19.3 Definition. As used herein, “Hazardous Material” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (c) any oil, petroleum products and their by-products; (d) asbestos; and (e) polychlorobiphenyls (“PCB”).

19.4 Tenant’s Liability. Tenant hereby agrees that it shall be fully liable for all costs and expense related to the use, storage and disposal of Hazardous Material kept on the Premises by Tenant, its employees, agents or contractors and Tenant shall give immediate notice to Landlord of any violation or potential violation of the provisions of Section 19.2 above. Tenant shall defend, indemnify and hold Landlord and its Agents harmless from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including without limitation, attorneys’ and consultants’ fees, court costs and litigation expense) of whatever kind or nature, known or unknown contingent or otherwise, arising out of or in any way related to (and first arising after the Commencement Date) (a) the presence, disposal, release or threatened release of any Hazardous Material that is on, from or affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise located on or around the Premises as a result of the acts or omissions of Tenant or its contractors or agents; (b) any personal injury (including wrongful death), property damage (real or personal) arising out of or related to such Hazardous Material; (c) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Material; and (d) any violation of any laws applicable thereto; and (e) a decrease in value of the Premises; (f) damages caused by loss or restriction of rentable or usable space. Without limitation of the foregoing, if the Tenant causes or permits the presence of any Hazardous Materials on the Premises which results in contamination, Tenant shall promptly, at its sole expense, take any and all necessary actions to return the Premises to the condition existing prior to the presence of any such Hazardous Material on the Premises. Tenant shall first obtain Landlord’s approval for any such remedial action, which approval shall not be unreasonably withheld, conditioned or delayed. The provisions of this Section 19.4 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or in equity and shall survive the transactions contemplated herein and shall survive the termination of this Lease.

19.5 Landlord’s Liability. Landlord shall indemnify, defined and hold harmless Tenant from and against any and all claims, damages, fines, judgment, penalties, costs, liabilities, losses and reasonable attorney’s fees to the extent caused by Landlord or its agents and (i) arising out of or in connection with the existence of Hazardous Materials on the Premises or Property; or (ii) relating to any clean-up or remediation of the Premises required under any applicable Environmental Laws. The obligations of Landlord under this Section 19.5 shall survive the termination of this Lease.

ARTICLE XX

AUTHORITY

20.1 Landlord’s Authority. As a material inducement for Tenant to enter into this Lease, Landlord hereby warrants and represents that Landlord is duly organized and validly existing and in good standing or in full force and effect under the laws of the State of Virginia and is qualified to do business in the State of Ohio; that Landlord has full power, authority and legal right to enter into this Lease and to consummate the transactions contemplated hereby; and that the parties signing this Lease on behalf of Landlord have full power and authority to bind Landlord.

20.2 Tenant’s Authority. As a material inducement for Landlord to enter into this Lease, Tenant hereby warrants and represents that Tenant is duly organized and validly existing and in good standing or in full force and effect under the laws of the State of its formation; that Tenant is fully qualified to do business in the State of Ohio; that Tenant has full power, authority and legal right to enter into this Lease and to consummate the transactions contemplated hereby; and that the parties signing this Lease on behalf of Tenant have full power and authority to bind Tenant.

ARTICLE XXI

MISCELLANEOUS

21.1 Holding Over. In the event that Tenant or anyone claiming under Tenant shall continue occupancy of the Premises after the expiration of the original term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, such occupancy shall not be deemed to extend or renew the term of this Lease, but such occupancy shall continue as a tenancy from month to month upon the covenants, provisions and conditions herein contained and at one hundred fifty percent (150%) of the monthly Fixed Rental in effect upon the expiration of the term, prorated and payable for the period of such occupancy. Notwithstanding the foregoing, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover, Tenant shall be liable to Landlord for all direct damages that Landlord suffers from the holdover.

21.2 Waivers. Failure of Landlord to complain of any act or omission on the part of Tenant, no matter how long the same may continue, shall not be deemed to be a waiver by Landlord of any of its rights hereunder. No waiver by Landlord at any time, express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. If any action by Tenant shall require the consent or approval of Landlord, Landlord’s consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.

21.3 Notices. All notices hereunder shall be in writing and sent by personal delivery or by United States certified or registered mail, postage prepaid, or by a nationally recognized overnight delivery service for delivery on the next business day, addressed if to Landlord c/o Chelm Properties, 31000 Aurora Road, Solon, Ohio 44139, and if to Tenant, to ViewRay, Inc., 2000 Auburn Dr., # 200 Beachwood, OH 44122, attn: Gregory Ayers, provided that each party by like notice may designate any future or different addresses to which subsequent notices shall be sent. Notices sent by personal delivery shall be deemed given upon receipt, Notices sent by certified mail shall be deemed given three business days after mailing and notices sent by nationally recognized overnight delivery service shall be deemed given on the next business day after being deposited with such delivery service.

21.4 Attorneys’ Fees. The prevailing party in any litigation arising under this Lease shall receive from the other party all costs and reasonable attorneys’ fees incurred by such party in such litigation.

21.5 Force Majeure. In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act (other than Tenant’s obligation to make payments of Fixed Rent and other charges required hereunder), by reason of strikes, lockouts, unavailability of materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, the act, failure to act, or default of the other party, war or other reason beyond its reasonable control, then performance of such act shall be excused for the period of the delay and the period of the performance of such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, lack of funds shall not be deemed to be a cause beyond control of either party.

21.6 Estoppel Certificates. At any time and from time to time within ten (10) business days of the other party’s written request, Landlord or Tenant, as the case may be, will execute, acknowledge and deliver to the other a certificate certifying that:

(a) The Lease is in full force and effect;

(b) The Lease has not been modified or amended in any respect or, if modified, submitting copies of such modifications or amendments;

(c) There are no defaults thereunder (or if there are defaults, specifying the nature of such defaults); and

(d) Any other factual matter which the other may reasonably request with respect to this Lease.

21.7 Invalidity of Particular Provision. If any term or provision of this Lease or the application hereto to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

21.8 Captions and Definitions. The captions of the Sections of this Lease are for convenience only and are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease. The word “Landlord” and the pronouns referring thereto shall mean, where the context so admits or requires, the persons, firm or corporation named herein as landlord or the mortgagee in possession for the time being of the Premises. Any pronoun shall be read in the singular or plural number and in such gender as the context may require. Except as in this Lease otherwise provided, the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

21.9 Entire Agreement. This instrument contains the entire and only agreement between the parties, and no oral statement or representations or prior written matter not contained in this instrument shall have any force and effect. This Lease shall not be modified in any way except by a writing executed by both parties.

21.10 No Partnership. Landlord is not and shall not become by this Lease or by any rights granted or reserved herein a partner or joint venturer of or with Tenant in the conduct of Tenant’s business or otherwise.

21.11 Liability of Landlord.

(a) If Landlord should sell or otherwise transfer Landlord’s interest in the Premises, Tenant agrees that Landlord shall thereafter have no liability to Tenant under this Lease or any modification or amendment thereof or extensions or renewals thereof, except for such liabilities which might have accrued prior to the date of such sale or transfer of Landlord’s interest.

(b) Notwithstanding anything herein contained to the contrary, if Landlord shall at any time be in default of its obligations hereunder, Tenant shall not exercise any of its remedies for such default unless Tenant shall have given Landlord written notice thereof (but Landlord shall not be deemed in default if such default cannot reasonably be cured in thirty (30) days and Landlord commences to remedy such default within said thirty (30) day period and proceeds therewith with due diligence until completion); provided, however, if Landlord’s default has created an emergency situation requiring immediate corrective action to protect property or persons from damage or injury, Tenant shall be permitted to take reasonable corrective action at Landlord’s expense prior to such notice provided Tenant has used reasonable efforts to give Landlord verbal notice and Landlord has not promptly responded.

(c) If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed or if Landlord shall be liable to Tenant in any way arising out of this Lease, or pursuant to statute, law, ordinance or regulation, or under the common law, and, as a consequence, if Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the Landlord’s interest in the Building and the Land and the proceeds thereof. If Landlord is an individual, a trustee of a trust or a partnership, Landlord’s obligations hereunder shall not be binding upon, nor shall there be any personal liability by, Landlord individually, the trustees of said trust, the beneficiaries of said trust, the partnership, or the partners of the partnership.

21.12 Memorandum of Lease. This Lease shall not be recorded; however, Landlord and Tenant shall, upon the request of either, execute and deliver a Memorandum of Lease setting forth such information as may be necessary to constitute a “short form lease,” which Tenant shall, at its sole expense, cause to be recorded in the County Recorder’s Office having jurisdiction over the Premises after the execution of said Memorandum of Lease.

21.13 Brokers. Landlord and Tenant represent and warrant that they have not dealt with any real estate broker in connection with this Lease other than CB Richard Ellis and Greenberg Real Estate Advisors LLC, whose commission shall be paid by Landlord, Except as aforesaid, Landlord and Tenant agree to indemnify and hold each other harmless from all liabilities arising from any claim resulting from their having dealt with any broker in connection with this Lease.

21.14 Survival of Obligations. Upon the expiration of the Term or earlier termination of this Lease, neither party shall have any further obligation or liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be, performed after such expiration or other termination; and, in any event, unless otherwise expressly provided in this Lease, any liability for any payment hereunder which shall have accrued to, or with respect to, any period ending at the time of expiration or other termination of this Lease shall survive such expiration or other termination of this Lease.

21.15 Prorations. Any apportionments or prorations of Rent to be made under this Lease shall be computed on the basis of a year containing three hundred sixty (360) days, consisting of twelve (12) months of thirty (30) days each.

21.16 Time. Time is of the essence of this Lease and in the performance of all obligations hereunder. If the time for performance hereunder falls on a Saturday, Sunday or a day which is recognized as a holiday in the state in which the Premises is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in the state in which the Premises is located.

21.17 Security. Landlord makes no representation or warranty regarding security at the Premises. If Tenant requests security services and Landlord approves such services, Tenant shall pay the cost of all such security services.

21.18 Rules and Regulations. Tenant and its Agents shall at all times abide by and observe the Rules and Regulations, attached hereto as Exhibit “C”, as well as any additional rules and regulations that may reasonably be promulgated from time to time by Landlord for the operation and maintenance of the Premises and the Rules and Regulations shall be deemed to be covenants of the Lease to be performed and/or observed by Tenant. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or the terms or provisions contained in any other lease, against any other tenant of the Premises. Landlord shall not be liable to Tenant for any violation by any party of the Rules and Regulations or the terms of any other lease at the Property. If there is any inconsistency between this Lease and the then current Rules and Regulations, this Lease shall govern.

21.19 Waiver of Jury Trial. Landlord and Tenant each waive trial by jury in connection with proceedings or counterclaims brought by either of the parties against the other with respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises.

21.20 Landlord’s Fees. Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for all of Landlord’s reasonable out-of-pocket costs incurred in reviewing the proposed action or consent, including, without limitation, attorneys, engineers’ or architects’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

21.21 Quiet Enjoyment. Landlord agrees that so long as Tenant is not in default hereunder beyond any applicable grace or cure periods, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term, subject to the terms, conditions and reservations contained in this Lease, without hindrance or molestation by anyone claiming by, through or under Landlord.

21.22 Liability of Tenant. In no event shall any personal liability be asserted against any of Tenant’s officers, directors, employees, agents or contractors. Under no circumstances shall Tenant or any of Tenant’s officers, directors, employees, agents or contractors be liable injury to Landlord’s business or for any loss of income or profit therefrom, or for any other consequential damages.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written by their respective officers thereunto duly authorized.

LANDLORD:

CLEVELAND INDUSTRIAL PORTFOLIO, LLC, a Virginia limited liability company

By:	/s/ Robert S. Friedman
Its:	President

TENANT:

VIEWRAY INCORPORATED, a Delaware corporation

By:	/s/ Gregory Ayers
Its:	CEO

STATE OF VIRGINIA	)
) SS.
COUNTY OF NORFOLK	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared the above named Cleveland Industrial Portfolio, LLC, a Virginia limited liability company, by Robert S. Friedman, its President, who acknowledged that he did sign the foregoing instrument and that the same is the free act and deed of said limited liability company and his free act and deed personally and as such member.

IN WITNESS WHEREOF, I have hereunto set my hand, this 22nd day of, April, 2008.

NOTARY PUBLIC

CORPORATE ACKNOWLEDGMENT

STATE OF OHIO	)
) SS.
COUNTY OF CUYAHOGA	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared VIEWRAY INCORPORATED, a Delaware corporation, by Gregory Ayers, it’s CEO who acknowledged that [he/she] did sign the foregoing instrument and that the same is the free act and deed of said limited liability company and [his/her] free act and deed personally and as such             .

IN WITNESS WHEREOF, I have hereunto set my hand, this 17 day of April, 2008.

/s/ Sandra K. Weaver

NOTARY PUBLIC

EXHIBIT “A”

LEGAL DESCRIPTION

EXHIBIT “B”

SITE PLAN

EXHIBIT “C”

RULES AND REGULATIONS

WINDOWS AND PROJECTIONS: Nothing shall be affixed to or projected beyond the outside of the Building by Tenant without the prior written consent of Landlord.

ADVERTISING AND SIGNS: Unless expressly permitted by Landlord, no sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the Building, except on the glass or panels of the doors of the leased Premises, and then only of subject matter and in such color, size, style and material as shall conform to the specifications of Landlord. Landlord reserves the right to remove all other signs or lettering, without notice to Tenant, at the expense of Tenant.

ANIMALS: Unless expressly permitted by Landlord, no animal shall be brought or permitted to be in the Building or any part thereof.

MACHINERY: Unless Landlord gives prior written consent in each and every instance, Tenant shall not install or operate any steam or internal combustion engine, boiler or machinery in or about said Premises. All equipment of any electrical or mechanical nature shall be placed in settings which absorb and prevent vibration, noise, or annoyance, or the spillage or leakage of fluids, oils or grease on the floors of said Premises.

NOISES AND OTHER NUISANCES: Tenant shall not make or permit any noise or odor that is objectionable to Landlord or to other occupants of the Building to emanate from said Premises, and shall not create nor maintain a nuisance therein, and shall not disturb, solicit nor canvass any occupant of the Building, and shall not do any act tending to injure the reputation of the Building.

LEDGES AND WINDOWS: Tenant shall not place or permit to be placed any article of any kind on the window ledges or elsewhere on the exterior walls, and shall not throw or drop, or permit to be thrown or dropped, any article from any window of the Building,

ANTENNAE, SATELLITE/MICROWAVE DISHES, ETC.: No electric wires, antennae, satellite or microwave dishes, aerial wires or other electrical equipment or apparatus shall be installed inside or outside of the Building without approval of Landlord.

SOLICITORS: Landlord reserves the right, but shall not be held obligated, to exclude or eject from the Building any or all solicitors, canvassers or peddlers, and any persons conducting themselves in such manner as, in the sole judgment of Landlord, constitutes an annoyance to any of the tenants of the Building or an interference with Landlord’s operation of the Building, or who are otherwise undesirable.

FLAMMABLE MATERIALS: No article extra hazardous on account of fire nor shall any explosive be brought into said Premises or into the Building. The storage and use of all flammable and volatile materials or substances shall be in conformity with applicable laws, rules and regulations of all duly constituted public authorities.

LODGING, ETC.: The premises hereby leased shall not be used for lodging or sleeping purposes.

ADDITIONAL RULES: Landlord reserves the right to make such other and further Rules and Regulations as in Landlord’s judgment may from time to time be needful or desirable for the safety, care, cleanliness and/or efficient operation of the Building and/or for the preservation of good order therein.